Exhibit 99.1

SeaBright Insurance Holdings, Inc.	Contact:
1501 4th Avenue	SeaBright Insurance Holdings, Inc.
Suite 2600	M. Philip Romney
Seattle, WA 98101	Vice President, Finance
and Principal Accounting Officer
206-269-8500
investor@sbic.com

SeaBright Insurance Holdings Reports Second Quarter
and Six-Month 2008 Results

Seattle, WA – July 22, 2008 – SeaBright Insurance Holdings, Inc. (Nasdaq: SEAB) today announced results for the second quarter and six-months ended June 30, 2008.

Net income for the quarter was $6.4 million or $0.30 per fully diluted share compared to $10.2 million or $0.49 per fully diluted share in the year-earlier period. For the second quarter, total revenue increased 1.9% to $61.8 million compared to $60.7 million for the same period in 2007. For the second quarter of 2008, premiums earned increased 1.7% to $55.7 million compared to $54.8 million for the same period in 2007.

During the second quarter 2008, the Company incurred a non-recurring charge of approximately $1.0 million, or $0.03 per diluted share, related to the accelerated vesting of stock options and restricted stock held by our former chief financial officer, who passed away unexpectedly in April. Also in the second quarter, net realized losses included a pre-tax charge of $1.9 million, or $0.06 per diluted share, related to other-than-temporary impairments of the Company’s investments in preferred stock issued by Fannie Mae and Freddie Mac.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “The second quarter was a very challenging quarter, encompassing the combination of increasingly competitive pricing and the negative impact on premium growth driven by the general economic slowdown. In the quarter, we did encounter more competitors willing to price business at rates we deem inadequate. Consistent with our dedication to make an underwriting profit, we chose to walk away from under priced business. Experience has taught us that long-term success is predicated on strong underwriting discipline, exceptional customer service and a specialized product mix. SeaBright remains committed to these tenets and is confident that we are well positioned to operate successfully throughout the cycle.”

The net loss ratio for the second quarter of 2008 was 57.0% compared to 52.4% in the same period of 2007. During the second quarter 2008, on a pre-tax basis, the Company recognized approximately $7.9 million in favorable development of prior years’ loss reserve estimates to reflect a continuation of deflation trends in the paid loss data for recent accident years. During the second quarter of 2007, on a pre-tax basis, the Company recognized $7.8 million in favorable development of prior years’ loss reserve estimates.

Total underwriting expenses for the second quarter 2008 were $17.7 million compared to $14.7 million in the prior year period. The net underwriting expense ratio for the first quarter was 31.6% compared to 26.8% in the same period in 2007. The increase in the underwriting expense ratio over the same period in 2007 is primarily the result of increased production expenses to support our geographic expansion and entry into additional workers’ compensation niches, and the charge related to the accelerated vesting of stock options and restricted stock held by our former chief financial officer.

The net combined ratio for the second quarter of 2008 was 88.6% compared to 79.2 % for the same period in 2007.

Net investment income for the second quarter of 2008 was $5.6 million compared to $4.9 million for the same period in 2007 as the Company’s investment portfolio grew 19.8% or $89.2 million to $539.8 million at June 30, 2008 from $450.6 million at June 30, 2007.

At June 30, 2008, SeaBright had 1,032 customers, an increase of 25.2% compared to the same period in 2007. At June 30, 2008, the average premium size per customer was approximately $267,000 compared to approximately $294,000 at June 30, 2007, a reflection of SeaBright’s continued geographic diversification of its business and lower premium rates related to the decline in loss costs.

For the six months ended June 30, 2008, net income was $17.3 million or $0.82 per diluted share compared to $20.3 million or $0.97 per diluted share in the same period in 2007. Total revenue for the period increased 9.0% to $125.9 million compared to $115.5 million for the same period in 2007. For the six months ended June 30, 2008, net premiums earned increased 8.7% to $112.4 million compared to $103.4 million for the comparable period in 2007.

The net loss ratio was 54.9% for the six months ended June 30, 2008 compared to 52.3% in the same period in 2007. For the six months ended June 30, 2008, on a pre-tax basis, the Company recognized $15.9 million in favorable development of prior years’ loss reserve estimates, compared to $15.0 million recognized in the same period of 2007.

Total underwriting expenses for the six months ended June 30, 2008 were $33.3 million compared to $27.3 million in the prior year period and the net underwriting expense ratio was 29.6% compared to 26.4% in the same period in 2007.

For the six months ended June 30, 2008, the net combined ratio was 84.5% compared to 78.7% for the same period in 2007.

At June 30, 2008, the Company’s investment portfolio totaled $539.8 million and had an overall credit rating of AA. The Company regularly reviews its investment portfolio for other than temporary impairment declines in fair value considering, among other things, the underlying credit quality of any insured or uninsured bonds.

As of June 30, 2008, the overall credit quality of our $276.0 million fixed income municipal portfolio (including secondary insurance) stood at AA/AA-. With secondary insurance removed, the average rating of the municipal portfolio would be AA-. As of June 30, 2008, the Company had $205.5 million in insured municipal bonds with a weighted average credit rating of AA/AA-. The underlying rating of the insured bonds was AA-. The Company also had $70.5 million in uninsured municipal bonds with a weighted average credit rating of AA/AA-.

At June 30, 2008, the Company had $2.8 million invested in collateralized mortgage obligations, $2.2 million in adjustable rate mortgages, $13.1 million in asset backed securities, none of which were sub prime, and $8.0 million in preferred stock and $9.8 million in debt securities issued by Fannie Mae and Freddie Mac.

About SeaBright Insurance Holdings, Inc.

SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers’ compensation coverage to employers in selected regions nationwide. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

Conference Call

The Company will host a conference call on Tuesday, July 22, 2008 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, President and CEO, Richard J. Gergasko, Executive Vice President - Operations, and M. Philip Romney, Vice President, Finance and Principal Accounting Officer. The conference call is available via webcast on the Company’s website and can be accessed by visiting http://investor.sbic.com. Once there, select “Webcasts and Presentations” on the left side of the page. The dial-in number for the conference call is (877) 419-6603. Please call at least five minutes before the scheduled start time.

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Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2007 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 17, 2008, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

Set forth in the tables below are summary results of operations for the three and six month periods ended June 30, 2008 and 2007 as well as selected balance sheet data as of June 30, 2008 and December 31, 2007. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q. The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before August 11, 2008.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007

	(Unaudited)	(Audited)
	(in thousands)
ASSETS

Fixed income securities available-for-sale, at fair value	$489,292	$474,756
Equity securities available-for-sale, at fair value	12,747	11,193
Preferred stock available-for-sale, at fair value	8,281	8,488
Cash and cash equivalents	29,470	20,292
Accrued investment income	5,491	5,055
Premiums receivable, net of allowance	10,791	9,223
Deferred premiums	162,147	150,066
Service income receivable	228	436
Reinsurance recoverables	15,718	14,210
Receivable under adverse development cover	2,533	2,533
Prepaid reinsurance	1,812	1,820
Property and equipment, net	4,539	1,707
Deferred income taxes, net	20,862	16,488
Deferred policy acquisition costs, net	22,310	19,832
Intangible assets, net	1,228	1,233
Goodwill	2,881	2,881
Other assets	19,286	15,356

Total assets	$809,616	$755,569

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$263,708	$250,085
Unearned premiums	155,477	147,033
Reinsurance funds withheld and balances payable	1,377	220
Premiums payable	4,876	4,136
Accrued expenses and other liabilities	62,063	47,789
Surplus notes	12,000	12,000

Total liabilities	499,501	461,263

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	—	—
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 21,222,703 shares at June 30, 2008 and 20,831,102 shares at December 31, 2007	212	208
Paid-in capital	197,282	194,023
Accumulated other comprehensive income/(loss)	(3,100)	1,638
Retained earnings	115,721	98,437

Total stockholders’ equity	310,115	294,306

Total liabilities and stockholders’ equity	$809,616	$755,569

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

	(dollars in thousands, except income per share amounts)
Revenue: (1)
Premiums earned	$55,685	$54,757	$112,407	$103,388
Claims service income	424	343	830	899
Other service income	82	25	99	49
Net investment income	5,557	4,854	11,281	9,612
Net realized loss	(2,012)	(8)	(2,129)	(60)
Other income	2,043	685	3,451	1,642

	61,779	60,656	125,939	115,530

Losses and expenses:
Loss and loss adjustment expenses	32,156	29,012	62,565	54,930
Underwriting, acquisition and insurance expenses	17,678	14,692	33,324	27,323
Interest expense	210	284	461	565
Other expenses	2,367	1,652	4,353	3,203

	52,411	45,640	100,703	86,021

Income before taxes	9,368	15,016	25,236	29,509

Income tax expense (benefit):
Current	3,354	5,692	9,665	10,166
Deferred	(417)	(879)	(1,713)	(933)

	2,937	4,813	7,952	9,233

Net income	$6,431	$10,203	$17,284	$20,276

Basic earnings per share	$0.31	$0.50	$0.85	$1.00
Diluted earnings per share	$0.30	$0.49	$0.82	$0.97

Weighted average basic shares outstanding	20,456,084	20,338,526	20,408,153	20,329,662
Weighted average diluted shares outstanding	21,174,566	20,960,268	21,080,929	20,913,518

Net loss ratio (2)	57.0%	52.4%	54.9%	52.3%
Net underwriting expense ratio (3)	31.6%	26.8%	29.6%	26.4%

Net combined ratio (4)	88.6%	79.2%	84.5%	78.7%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

	(in thousands)
Gross premiums written	$66,254	$67,559	$129,821	$127,485
Net premiums written	63,006	63,645	123,349	119,905

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by the net premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.